Results of a Special Meeting of Shareholders

On December 11,2006, a Special Meeting of Shareholders was held to vote on various proposals recently approved by the Fund's Director's (the "Board Members"). The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the following proposals: (1) elect Board Members, (2)
Regroup and Reorganize Funds, (3) Revise Fundamental Investment Policies. Proposal 1: Election of Board Members?
							     Broker
Item Voted On	     Votes For	  Votes Against	 Abstentions Non-Votes

Nominees:
Paul R. Ades	     198,044,907.619  3,826,021.682   0.000   0.000
Andrew L. Breech     198,150,052.267  3,720,877.034   0.000   0.000
Dwight B. Crane	     198,038,410.122  3,832,519.179   0.000   0.000
Robert M. Frayn, Jr. 198,011,990.552  3,858,938.749   0.000   0.000
Frank G. Hubbard     198,067,246.697  3,803,682.604   0.000   0.000
Howard J. Johnson    198,029,734.835  3,841,194.466   0.000   0.000
David E. Maryatt     198,033,142.196  3,837,787.105   0.000   0.000
Jerome H. Miller     198,058,965.252  3,811,964.049   0.000   0.000
Ken Miller	     198,125,019.889  3,745,909.412   0.000   0.000
John J. Murphy       197,960,517.593  3,910,411.708   0.000   0.000
Thomas F. Schlafly   198,049,348.082  3,821,581.219   0.000   0.000
Jerry A. Viscione    198,112,858.443  3,758,070.858   0.000   0.000
R. Jay Gerken, CFA   197,866,002.710  4,004,926.591   0.000   0.000

Board Members are elected by the shareholders of all of the series of the Company of which the Fund is a series.


Proposal 2: Regroup and Reorganize Funds

							        Broker
Item Voted On	 	Votes For     Votes Against Abstentions Non-Votes
Regroup and Reorganize  3,532,282.756 155,834.163   72,302.188  89,080.000
Funds


Proposal 3: Revise Fundamental Investment Policies

							   Broker
Items Voted On	 Votes For    Votes Against  Abstentions   Non-Votes

Borrowing Money	3,559,693.736  159,525.696   41,199.675    289,080.000
Underwriting	3,562,254.047  155,834.163   42,330.897    289,080.000
Lending		3,558,899.565  155,834.163   45,685.379    289,080.000
Issuing Senior
    Securities	3,561,248.565  155,834.163   43,336.379    289,080.000
Real Estate	3,557,557.032  159,525.696   43,336.379    289,080.000
Commodities	3,552,892.782  156,347.158   51,179.167    289,080.000
Concentration	3,557,472.037  160,277.691   42,669.379    289,080.000
Non-Fundamental	3,551,817.440  163,518.913   45,082.754    289,080.000